EXHIBIT 99.1

                                  PRESS RELEASE
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          WEINER'S STORES, INC. ANNOUNCES HERBERT R. DOUGLAS'S CONTRACT
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                AS PRESIDENT AND CHIEF EXECUTIVE OFFICER EXTENDED
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Houston, Texas (Business Wire).....Weiner's Stores, Inc. (OTCBB: WEIR) announced that the Board of Directors has extended the employment contract of Herbert R. Douglas, President and Chief Executive Officer of Weiner's Stores, Inc., for two additional years. Mr. Douglas's employment contract will expire on January 31, 2001. Mr. Douglas also continues to serve as the Chairman of the Board of Directors.

         Mr. Douglas's retailing career has spanned 35 years, beginning as a trainee at Abraham & Straus, a division of Federated Department Stores, and continuing at senior level merchandising positions at a number of companies including Meier & Frank, a division of the May Company, Bradlees Discount Stores and Jamesway Discount Stores. The extension of Mr. Douglas's employment contract allows the Company, which emerged from Chapter 11 reorganization on August 26, 1997, to continue to be led by a seasoned retail executive who was instrumental in leading the Company through its restructuring.

         Weiner's is a convenient neighborhood family apparel retailer that offers a complete assortment of name brand and private label clothing to value conscious consumers. Currently, approximately 3,500 associates are employed at the 133 stores that are operated in Texas and Louisiana.

This press release contains forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, general economic and business conditions, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability of the Company and its competitors to predict fashion trends and customer preferences and achieve further market penetration and additional customers, consumer apparel buying patterns, adverse weather conditions, inventory risks due to shifts in market demand and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which such statement is based.



         For Immediate Release              Contact: Joe Kassa

         Wednesday, December 30, 1998       713/688-1331, Ext. 252







                                 Exhibit 99.1-1